                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 14a-11(c) or Rule 14a-2

                             BayCorp Holdings, Ltd.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                             BAYCORP HOLDINGS, LTD.
                       1 NEW HAMPSHIRE AVENUE, SUITE 125
                        PORTSMOUTH, NEW HAMPSHIRE 03801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 10, 2003

To the Stockholders:

     The Annual Meeting of Stockholders of BayCorp Holdings, Ltd. (the "Company") will be held at 1 New Hampshire Avenue, Suite 300, Portsmouth, New Hampshire, on Thursday, July 10, 2003 at 10:30 a.m., local time, to consider and act upon the following matters:

     1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified.

     2. To ratify the selection by the Audit Committee of Vitale, Caturano & Company, PC as the Company's independent auditors for the fiscal year 2003.

     3. To amend the Company's Certificate of Incorporation to reduce the authorized capital stock from 20,000,000 common shares and 5,000,000 preferred shares to 4,000,000 common shares and 1,000,000 preferred shares.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on May 23, 2003 will be entitled to notice of and to vote at the Meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors,

                                          FRANK W. GETMAN JR.
                                          President and Chief Executive Officer

Portsmouth, New Hampshire
June 12, 2003

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                             BAYCORP HOLDINGS, LTD.
                       1 NEW HAMPSHIRE AVENUE, SUITE 125
                        PORTSMOUTH, NEW HAMPSHIRE 03801

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 10, 2003

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BayCorp Holdings, Ltd. (the "Company") for use at the Annual Meeting of Stockholders to be held on July 10, 2003 and at any adjournment of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company.

     THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 (WHICH CONSISTS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THAT YEAR AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND AS AMENDED BY AMENDMENT NO. 1 ON FORM 10-K/A FILED WITH THE COMMISSION ON JUNE 9,
2003) IS BEING MAILED TO STOCKHOLDERS WITH THE MAILING OF THIS NOTICE AND PROXY STATEMENT ON OR ABOUT JUNE 12, 2003. A copy of the Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 will be furnished to any stockholder upon payment of an appropriate processing fee pursuant to a written request sent to the Secretary, BayCorp Holdings, Ltd., 1 New Hampshire Avenue, Suite 125, Portsmouth, New Hampshire 03801.

VOTING SECURITIES AND VOTES REQUIRED

     On May 23, 2003, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 646,937 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). Stockholders are entitled to one vote per share.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Abstentions and "broker non-votes" will be considered as present for quorum purposes but will not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage or a plurality of the votes cast or shares voting on a matter.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting is required for the ratification of the Audit Committee's selection of Vitale, Caturano & Company, PC as the Company's independent auditors for the current fiscal year. The affirmative vote of the holders of a majority of the issued and outstanding shares of the Common Stock is required for the amendment of the Company's Certificate of Incorporation to reduce the authorized capital stock from 20,000,000 common shares and 5,000,000 preferred shares to 4,000,000 common shares and 1,000,000 preferred shares.

BAYCORP HOLDINGS, LTD. AS SUCCESSOR TO GREAT BAY POWER CORPORATION

     As a result of a corporate restructuring that was effective on January 24, 1997 (the "Restructuring Date"), the Company's principal asset at that date was its 100% equity interest in Great Bay Power Corporation ("Great Bay"). As of the Restructuring Date, Great Bay owned a 12.1% interest in the Seabrook Nuclear Power Station in Seabrook, New Hampshire (the "Seabrook Project"). Great Bay was dissolved on December 31, 2002, following the Company's sale of its interests in the Seabrook Project in November 2002. Unless the context requires otherwise, references in this Proxy Statement to the Company for events and time periods before the Restructuring Date reflect treatment of the Company as the successor to Great Bay.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the ownership of the Company's Common Stock as of May 19, 2003 (except as noted) by (i) the only persons known by the Company to own more than five percent of the Company's outstanding shares, (ii) all directors and director-nominees of the Company,
(iii) each of the executive officers of the Company named in the Summary Compensation Table (the "Named Executive Officers") and (iv) all directors, nominees and executive officers of the Company as a group.

                                                               SHARES OF
                                                              COMMON STOCK           PERCENTAGE OF
                                                              BENEFICIALLY            COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)             OUTSTANDING(2)
------------------------------------                          ------------           --------------
5% Stockholders
Group consisting of:
  Peter M. Collery
  Neil H. Koffler
  SC Fundamental Value Fund, L.P.
  SC Fundamental LLC
  SC Fundamental Value BVI, Ltd.
  SC-BVI Partners
  PMC-BVI, Inc.
  SC Fundamental Value BVI, Inc.
  SC Fundamental LLC Employee Savings and Profit Sharing
  Plan (the "SC Fundamental Group").........................     56,180(3)                 8.7%
  420 Lexington Avenue, Suite 2601
  New York, New York 10170
Directors, Nominees and Executive Officers
Patrycia T. Barnard.........................................      4,400                      *
Anthony M. Callendrello.....................................     41,037(4)                 6.1%
Alexander Ellis III.........................................     14,602(5)                 2.2%
Thomas C. Leonard...........................................         --                      *
Stanley I. Garnett II.......................................     12,470(6)                 1.9%
Frank W. Getman Jr. ........................................     71,129(7)                10.8%
James S. Gordon.............................................     16,268(8)                 2.5%
Michael R. Latina...........................................      4,559(9)                   *
Lawrence M. Robbins.........................................      4,559(10)                  *
John A. Tillinghast.........................................     31,314(11)                4.7%
All directors and executive officers as a group (10
  individuals)..............................................    200,338(12)               26.8%

---------------
  *  Less than 1% of the total number of shares outstanding.

 (1) The number of shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power, and also includes any shares of the Company that the person or entity has the right to acquire within 60 days after May 19, 2003. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (2) Number of shares deemed outstanding includes 646,937 shares outstanding as of May 19, 2003, plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after May 19, 2003.

 (3) The information presented is based upon a Schedule 13D filed with the Commission on April 3, 2003 by the indicated shareholders. Peter M. Collery reported beneficial ownership of 56,180 shares, with sole voting and dispositive power with respect to 239 of such shares and shared voting and dispositive power with respect to 55,941 of such shares. Mr. Collery's 56,180 beneficially owned shares represent 8.7% of

     BayCorp's shares outstanding as of May 19, 2003. SC Fundamental Value Fund, L.P. reported beneficial ownership of 25,374 shares, with sole voting and dispositive power as to such shares. SC Fundamental LLC reported beneficial ownership of 25,374 shares, with shared voting and dispositive power as to such shares. SC Fundamental Value BVI, Ltd. reported beneficial ownership of 30,567 shares, with sole voting and dispositive power as to such shares. SC-BVI Partners reported beneficial ownership of 30,567 shares, with shared voting and dispositive power as to such shares. PMC-BVI, Inc. reported beneficial ownership of 30,567 shares, with shared voting and dispositive power as to such shares. SC Fundamental Value BVI, Inc. reported beneficial ownership of 30,567 shares, with shared voting and dispositive power as to such shares. Neil H. Koffler reported beneficial ownership of 55,941 shares, with shared voting and dispositive power as to such shares. These shareholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Collectively, these shareholders and other affiliates of Mr. Collery are referred to as the "SC Fundamental Group" or "SC Fundamental Group entities."

 (4) Includes 28,757 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

 (5) Includes 14,559 Shares issuable upon exercise of outstanding stock options granted under the 2001 Plan.

 (6) Consists of 12,470 Shares issuable upon exercise of outstanding stock options granted under the 2001 Plan.

 (7) Includes 9,824 Shares issuable upon exercise of outstanding stock options granted under the 2001 Plan.

 (8) Includes 13,419 Shares issuable upon the exercise of outstanding stock options granted under the 2001 Plan.

 (9) Consists of 4,559 Shares issuable upon the exercise of outstanding stock options granted under the 2001 Plan.

(10) Consists of 4,559 Shares issuable upon the exercise of outstanding stock options granted under the 2001 Plan.

(11) Includes 13,419 Shares issuable upon exercise of outstanding stock options granted under the 2001 Plan.

(12) Includes 101,566 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company owns approximately 46.4% of HoustonStreet Exchange, Inc. ("HoustonStreet"), an Internet-based independent crude oil and refined products trading exchange. Frank W. Getman Jr., a Company director, is an executive officer of HoustonStreet. On March 30, 2001, HoustonStreet raised approximately $2.9 million in additional funding, including $450,000 from the Company, by selling senior secured notes, warrants to purchase HoustonStreet preferred stock and warrants to purchase HoustonStreet common stock (collectively, the "HoustonStreet Series C Units"). In April 2001, BayCorp authorized HoustonStreet to convert BayCorp's $7,000,000 loan made in 2000, along with approximately $1,000,000 in accrued interest and penalties on the note and past due management fees, into $8,000,000 of Series C Units. The loan, accrued interest and receivables from HoustonStreet had been written down to zero as of December 31, 2000 and as such, the conversion of these amounts into Series C units had no accounting impact on BayCorp. The Company holds a senior secured promissory note from HoustonStreet with a face value of $8,419,842, which is one of a series of notes. These notes bear interest on the outstanding principal from the date issued until the notes are paid in full at prime plus 5%. The largest aggregate outstanding indebtedness of HoustonStreet to the Company since January 2002 has been $10,194,000. As of May 23, 2003, HoustonStreet owed the Company $10,194,000. Accrued interest is payable, at the sole option of the holder, in cash or in warrants to purchase shares of Series C convertible preferred stock. The notes are secured by a first priority security interest in all the assets of HoustonStreet. If the holders of all the notes were to exercise all of the preferred warrants that they hold, including those issuable for payment of interest due under the notes, the Company would own approximately 64% of the voting shares of HoustonStreet.

     In March 2002, in connection with the exercise of stock options, the Company received limited recourse promissory notes and stock pledge agreements from its President, Frank Getman, and a director, John Tillinghast. Mr. Getman borrowed $275,625 on March 27, 2002, pursuant to two promissory notes, one for $167,502 and one for $108,123. On March 7, 2002, Mr. Tillinghast borrowed $461,502 pursuant to a note. The loans were secured by stock pledge agreements between the individuals and the Company. The notes, which were approved by the Company's full Board of Directors, bore interest at 5%. The notes and agreements were executed in order to allow Mr. Getman and Mr. Tillinghast to exercise certain stock options before the options expired. The notes were given in lieu of cash payments for the exercise price of the options. The exercise price of Mr. Getman's options was $275,625 and the exercise price of Mr. Tillinghast's options was $461,502. Mr. Getman pledged 56,250 Shares under his agreements and Mr. Tillinghast pledged 94,184 Shares under his agreement, in each case to secure repayment of the notes. The notes were due on the earlier of (i) December 31, 2003 or (ii) 30 days after the payment to Great Bay, Little Bay and BayCorp or its common shareholders, as the case may be, of the proceeds of the sale of
(a) Great Bay's and Little Bay's interests in the Seabrook Project or (b) BayCorp's shares of capital stock of Great Bay and Little Bay, or (c) the outstanding Shares by merger, share exchange or otherwise. The security agreements provided that the borrowers must maintain collateral having a value of at least two times the remaining loan principal in the event of partial repayments. The sale of Seabrook closed on November 1, 2002. The outstanding balances of, and all accrued but unpaid interest on, the promissory notes issued to Mr. Getman and Mr. Tillinghast were repaid in full within 30 days of the Seabrook Closing.

     In April 2002, the Company entered into a consulting agreement with Michael Latina, one of its directors, under which Mr. Latina received $10,000 per month for six months in exchange for assisting the Company with financial analysis and evaluation of business opportunities identified by the Company's management.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The persons named in the enclosed proxy card (Frank W. Getman Jr. and Anthony M. Callendrello) will vote to elect the seven nominees named below as directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect. Except for Mr. Callendrello and Mr. Leonard, each nominee is presently serving as a director. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

     Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. If for any reason any nominee should become unavailable for election prior to the Meeting, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently expected that any of the nominees will be unavailable.

     Set forth below are the name and age of each person nominated to serve on the Company's Board of Directors and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director, and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director and director nominee, directly or indirectly, as of May 19, 2003, appears under "Security Ownership of Certain Beneficial Owners and Management."

     ANTHONY M. CALLENDRELLO, age 51, has served as the Company's Chief Operating Officer since April 2000 and as the Secretary of the Company since May 2000. Mr. Callendrello has over 20 years experience in the nuclear industry. With over 16 years at the Seabrook Project, Mr. Callendrello most recently served as the plant's Manager of Environmental, Government and Owner Relations. From 1980 to 1983, Mr. Callendrello was employed with Stone & Webster Engineering Corporation, which provided engineer and architect services to utility and other industries. Mr. Callendrello holds a Master of Engineering -- Mechanical degree and a Bachelor of Engineering degree from Stevens Institute of Technology.

     ALEXANDER ELLIS, III, age 53, has served as a director of the Company since May 2000. Since January 1999, Mr. Ellis has been a member of RockPort Partners, LLC, a merchant banking firm serving the electric and energy industries. Mr. Ellis is a founding member of RockPort Capital Partners, LLC, a private equity fund established in May 2000. Since May 1996, Mr. Ellis has been a member of Acadia Bay Energy Co., LLC, a developer of electric power generating stations. Mr. Ellis was also, until December 2002, a director of Wattage Monitor, Inc., a web-based electric rate and service information provider, and Brazilian Resources, Inc., an energy resources company. Mr. Ellis holds a B.A. in Political Science from Colorado College and an M.B.A. from Yale School of Management.

     STANLEY I. GARNETT, II, age 59, has served as a director of the Company since June 1997. Mr. Garnett is a member of the Management Group of the PA Consulting Group ("PA Consulting"), an international management, systems, and technology consulting firm. Mr. Garnett was a senior advisor to PHB Hagler Bailly ("PHB"), an economic and management consulting firm, from September 1998 until November 2000 when PA Consulting acquired PHB. Mr. Garnett was an Executive Vice President of Florida Progress Corporation, an electric utility, from April 1997 to August 1998. From March 1996 until March 1997, Mr. Garnett was a senior advisor with Putnam, Hayes & Bartlett, an economic and management consulting firm. From September 1981 until December 1995, he was a senior executive at Allegheny Power System, Inc., an electric utility, serving as the company's chief legal officer and CFO from 1990 until December 1995. Mr. Garnett holds a B.A. in Business Administration from Colby College, an M.B.A. from the Wharton Graduate School of Commerce and Finance, and a J.D. from New York University School of Law.

     FRANK W. GETMAN JR., age 39, has served as Chairman of the Company's Board of Directors since May 2000 and as its President and Chief Executive Officer since May 1998. From September 1996 to May 1998, Mr. Getman was Chief Operating Officer of the Company and Great Bay. Mr. Getman served as Vice President, Secretary and General Counsel of Great Bay from August 1995 to May 1998. From September 1991 to August 1995, Mr. Getman was an attorney with the law firm of Hale and Dorr LLP, Boston, Massachusetts. Mr. Getman is President and a director of HoustonStreet, a crude oil and refined products trading exchange in which BayCorp holds a 46.4% equity interest. Mr. Getman holds J.D. and M.B.A. degrees from Boston College and a B.A. in Political Science from Tufts University.

     JAMES S. GORDON, age 48, has served as a director of the Company since May 2001. Mr. Gordon has served as President of Energy Management, Inc., a privately held independent power company, since 1975. Energy Management, Inc. developed seven power plants in New England. Mr. Gordon is the President of Cape Wind Associates, a partnership working to permit, finance and operate an offshore wind farm approximately five miles off the coast of Nantucket, Massachusetts. Mr. Gordon founded the Competitive Power Coalition of New England and formerly served as its Chairman. Mr. Gordon holds a B.S. in Broadcasting and Film from Boston University.

     THOMAS C. LEONARD, age 49, has been a Managing Director in the Financial & Economic Consulting team at Huron Consulting Group LLC ("Huron"), a private consulting firm, since December 2002. Mr. Leonard has over 25 years of experience in providing financial services to global and national organizations. Before joining Huron, Mr. Leonard was a Senior Partner at Arthur Anderson LLP from 1996 through 2002 and served as the Partner-In-Charge of its New England Assurance and Business Advisory practice. Mr. Leonard has worked with the top management, external counsel and board of directors of clients in many industries including high technology, manufacturing and energy companies. Mr. Leonard holds a B.S. in accounting and finance from the University of Wisconsin at Madison and is a Certified Public Accountant.

     JOHN A. TILLINGHAST, age 75, has served as a director of the Company since November 1994 and was the President and Chief Executive Officer of the Company from April 1995 until May 1998. Mr. Tillinghast served as the Company's Chief Engineer from April 1995 through May 2000. Since 1987, Mr. Tillinghast has served as President and the sole stockholder of Tillinghast Technology Interests, Inc. ("TILTEC"), a private consulting firm. From 1986 to 1993, Mr. Tillinghast served as Chairman of the Energy Engineering Board of the National Academy of Sciences. Mr. Tillinghast holds an M.S. in Mechanical Engineering from Columbia University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by such person with respect to the Company.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during 2002, its directors, executive officers, and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met ten times (including by telephone conference and by written consent) during 2002. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and grants stock options pursuant to the Company's 1996 Stock Option Plan, as amended, and the Company's 2001 Non-Statutory Stock Option Plan. The Compensation Committee met in October 2002 to review and consider officer compensation for 2002 and establish compensation policies for 2003. The current members of the Compensation Committee are Messrs. Ellis, Garnett, Gordon and Robbins.

     The Board of Directors has an Audit Committee that appoints the Company's independent public accountants and reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee met quarterly during 2002 to review the Company's quarterly unaudited financial results in accordance with Statement of Accounting Standards No. 71, which requires the Audit Committee to review the Company's quarterly unaudited financial statements before they are filed by the Company with the Commission. In addition, the Audit Committee met in February 2003 to review the results of the audit of fiscal year 2002. The current members of the Audit Committee are Messrs. Ellis, Garnett, Gordon and Robbins.

     The Company has no nominating committee of the Board of Directors.

COMPENSATION OF DIRECTORS

     Employee directors do not receive any compensation for serving on the Board. Non-employee directors receive $2,500 per quarter, plus reasonable expenses. Non-employee directors were also eligible to receive stock option grants in accordance with a formula specified in the Company's 1996 Stock Option Plan, as amended. The Plan provided for grants to each director of options to purchase 20,000 shares upon a director's initial election and two subsequent reelections to the Board. The Board amended the Plan to eliminate that automatic grant provision in April 2003. In October 2001, the Company granted each director options to purchase 20,000 shares pursuant to the Company's 2001 Nonstatutory Stock Option Plan that were exercisable, once vested, at $9.05 per share. As part of the Company's Retention and Incentive Plan, each of these options was exercisable upon and only upon the closing of the sale of the Company's interests in the Seabrook Project, which occurred in November 2002.

EXECUTIVE OFFICERS

     Frank W. Getman Jr. has served as Chief Executive Officer and President of the Company since May 1998.

     Anthony M. Callendrello has served as the Company's Chief Operating Officer since April 2000 and as the Secretary of the Company since May 2000.

     Patrycia T. Barnard has served as Vice President of Finance and Treasurer of the Company since January 2001. Ms. Barnard served as Director of Accounting since May 1996 and has served as Treasurer since 1998. Ms. Barnard has over 20 years experience in multi-national, corporate accounting and finance. From 1978 until 1993, Ms. Barnard was employed by BTR, Plc., a conglomerate of highly diversified manufacturing companies, most recently as Assistant Controller for Clarostat Mfg. Co. Inc., a vertically integrated electronic manufacturing company located in Plano, TX and Juarez, Mexico. Ms. Barnard holds an M.B.A. and a Masters in Accounting from New Hampshire College. She also holds a B.S. in Business Administration from the University of New Hampshire.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer, the Company's Chief Operating Officer and the Company's Vice President of Finance (together, the "Named Executive Officers"). As of December 31, 2002, the Company did not have any other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                      ANNUAL COMPENSATION                        ---------------------
                                     ---------------------                       SECURITIES UNDERLYING
                                       SALARY       BONUS      OTHER ANNUAL          OPTIONS/SARS
NAME AND PRINCIPAL POSITION  YEAR    ($)(1)(10)    ($)(1)     COMPENSATION($)    (NO. OF SHARES)(#)(2)
---------------------------  ----    ----------    -------    ---------------    ---------------------
Frank W. Getman Jr. .......  2002     207,582      756,573(4)          0                70,000
  President and              2001     169,673      100,000(3)          0                20,000
  Chief Executive Officer    2000     160,000            0        12,500(5)             20,000
Anthony M.
  Callendrello(7)..........  2002     158,050      478,287(9)          0                40,000
  Chief Operating Officer    2001     136,019       30,000             0                50,000
  and Secretary              2000      89,508       30,000(8)          0                30,000
Patrycia T. Barnard(6).....  2002     158,050       75,000             0                20,000
  Vice President of Finance  2001     136,019       30,000             0                     0

---------------
 (1) Amounts shown represent cash compensation earned by the Named Executive Officers for the fiscal years presented. Excludes amounts paid by HoustonStreet to Mr. Getman in 2000, 2001 or 2002. See "Employment Agreements."

 (2) The option exercise price is equal to the fair market value of the Common Stock on the date of grant. In addition, in October 2001, the Company granted Contingent Options to each of the Named Executive Officers. The Company granted Contingent Options to acquire 50,000 shares to Mr. Getman, Contingent Options to acquire 40,000 shares to Mr. Callendrello and Contingent Options to acquire 20,000 shares to Ms. Barnard, in each case exercisable, once vested, at $9.05 per share. Each of these options was exercisable upon and only upon the closing of the sale of the Company's interests in the Seabrook Project. In accordance with the rules of the Commission relating to beneficial ownership of options that are contingent on external events, the occurrence of which is uncertain and the timing of which is unknown, the Contingent Options are excluded in 2001 and included in 2002.

 (3) In January 2002, the Company paid a bonus of $100,000 to Mr. Getman to recognize his performance in 2001.

 (4) Represents $756,573 paid to Mr. Getman under the Company's incentive compensation program established by the Board for achieving specific objectives and creation of $7,565,731 of incremental value above certain benchmarks established by the Board. See "Employment Agreements -- Key Employee Retention and Incentive Plan."

 (5) Amount shown represents compensation in the form of partial forgiveness of a loan to Mr. Getman. See "Employment Agreements."

 (6) Ms. Barnard was promoted to Vice President of Finance in January 2001 and became a Named Executive Officer at that time.

 (7) Mr. Callendrello joined the Company on April 3, 2000.

 (8) Represents payment received in 2001 for Mr. Callendrello's performance in 2000.

 (9) Represents $378,206 paid to Mr. Callendrello under the Company's incentive compensation program established by the Board for achieving specific objectives and creation of $7,565,731 of incremental value above certain benchmarks established by the Board. See "Employment Agreements -- Key Employee Retention and Incentive Plan."

(10) Mr. Getman and Mr. Callendrello have voluntarily agreed to a reduction in their annual base salaries to $100,000 as of May 1, 2003.

     Option/SAR Grant Table. The following table sets forth certain information regarding options and SARs granted during 2002 by the Company to its executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                                     ---------------------------------------------------------   POTENTIAL REALIZABLE
                                      NUMBER OF                                                    VALUE AT ASSUMED
                                     SECURITIES    PERCENT OF TOTAL                                 RATES OF STOCK
                                     UNDERLYING      OPTION/SARS                                  PRICE APPRECIATION
                                     OPTION/SARS      GRANTED TO      EXERCISE OR                 FOR OPTION TERM(3)
                                     GRANTED AND     EMPLOYEES IN     BASE PRICE    EXPIRATION   ---------------------
NAME                                 COMPANY(1)      FISCAL YEAR       ($/SH)(2)       DATE         5%          10%
----                                 -----------   ----------------   -----------   ----------   ---------   ---------
Frank W. Getman Jr. ...............    20,000(4)           50%          $12.22        4/24/09    $ 99,677    $232,829
                                       50,000(5)                        $ 9.05       10/22/08    $184,423    $430,408
Anthony M. Callendrello............    40,000(5)         28.6%          $ 9.05       10/22/08    $144,265    $339,788
Patrycia T. Barnard................    20,000(5)         14.3%          $ 9.05       10/22/08    $ 73,769    $172,163

---------------
(1) Options granted pursuant to the Company's 2001 Nonstatutory Stock Option Plan (the "2001 Plan"). All options granted are non-transferable except by will or the laws of descent or pursuant to a Qualified Domestic Relations Order, in accordance with the terms and conditions of the 2001 Plan and the individual Nonstatutory Stock Option Agreements.

(2) The exercise price of the options is equal to the fair market value of the Company's Common Stock on the date of grant. The exercisability of these options is accelerated upon the occurrence of a change in control (as defined in the 2001 Plan).

(3) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the dates the respective options were granted to their expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. These options were exercised and the shares received upon exercise tendered in connection with the Company's issuer tender offer that expired on March 18, 2003. The purchase price for tendered shares was $14.85 per share and shares tendered, including director, officer and employee options, were subject to proration. Mr. Getman tendered these 70,000 options to the Company; 60,176 options were accepted for payment after proration. Mr. Getman realized value of approximately $316,800. Mr. Callendrello exercised these 40,000 options and tendered the shares in the tender offer; 37,720 shares were accepted for payment in the tender offer. Mr. Callendrello realized value of approximately $218,800. Ms. Barnard exercised these 20,000 options and tendered the shares; 18,860 shares were accepted for payment in the tender offer. Ms. Barnard realized value of approximately $109,400.

(4) Options granted on April 24, 2002. Subject to the terms of the Nonstatutory Stock Option Agreements, the option was immediately exercisable.

(5) Contingent Options granted on October 22, 2001. See "Executive
    Compensation -- Summary Compensation Table -- Note 2." Subject to the terms of the Nonstatutory Stock Option Agreements, each option became exercisable upon the Closing of the sale of the Company's interests in the Seabrook Project (and would also have become exercisable in the event of a "change of control" of the Company as defined in the 2001 Plan).

     Option Exercises and Year-End Values. The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended December 31, 2002 by each of the Company's executive officers and the number and value of unexercised options held by each of the these executive officers on December 31, 2002.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                OPTION/SARS AT FISCAL    OPTIONS/SARS AT FISCAL
                                                                    YEAR-END(#)(1)           YEAR-END($)(2)
                                      SHARES                    ----------------------   ----------------------
                                    ACQUIRED ON      VALUE           EXERCISABLE/             EXERCISABLE/
NAME                                EXERCISE(#)   REALIZED($)       UNEXERCISABLE            UNEXERCISABLE
----                                -----------   -----------   ----------------------   ----------------------
Frank W. Getman Jr. ..............    56,250       $244,688(3)           311,500/0             $2,200,860/$0
Patrycia T. Barnard...............         0              0               60,000/0               $484,212/$0
Anthony M. Callendrello...........         0              0          76,667/43,333         $419,735/$208,315

---------------
(1) Includes Contingent Options. See "Executive Compensation -- Summary Compensation Table -- Note 2."

(2) Based on the fair market value of the Company's Common Stock on December 31, 2002 ($14.74 per share).

(3) Based on the fair market value of the Company's Common Stock upon exercise on March 27, 2002 ($9.25 per share).

EMPLOYMENT AGREEMENTS

     On May 25, 2000, the Company entered into an employment agreement with Frank W. Getman Jr. (the "Getman Employment Agreement") pursuant to which Mr. Getman agreed to serve as the Company's Chairman, President and Chief Executive Officer through July 31, 2003. The Getman Employment Agreement provides for an annual salary of $200,000 as of May 25, 2002. Mr. Getman voluntarily agreed to a reduction in salary as of May 1, 2003 to $100,000 in view of the Company's change in business operations and assets as a result of the sale of the Seabrook Project in November 2002 and distribution of cash through the tender offer and repurchase of shares in March 2003. Separately, on May 5, 1998, the Company loaned Mr. Getman $25,000 to purchase shares of the Company's Common Stock. In accordance with the terms of this loan, the Company forgave $12,500 of the loan on each of May 5, 1999 and May 5, 2000.

     If Mr. Getman's employment with the Company terminates in a "Qualifying Termination" in connection with a "Change in Control" (each as defined in the Getman Employment Agreement), (i) Mr. Getman is entitled to receive in cash an amount equal to the greater of the sum of his annual salary from the date of termination until the date of expiration of the Getman Employment Agreement or twice his annual salary at the date of such Change in Control; (ii) all outstanding stock options shall become immediately exercisable, and (iii) the non-competition and non-solicitation clauses contained in Subsections 5.c and 5.d of the Getman Employment Agreement shall cease to apply. Under certain circumstances identified in the Getman Employment Agreement, the Company may be required to pay to Mr. Getman additional compensation such that the total of the amounts payable under clause (i) above and the value of Mr. Getman's options (as defined in the Getman Employment Agreement) is $500,000. A Qualifying Termination will be treated as having occurred if, prior to the second anniversary of a Change in Control, (i) Mr. Getman's employment is terminated other than for cause or (ii) Mr. Getman voluntarily resigns following, generally, any material impairment or material adverse change in his working conditions, authority, position or compensation as compared with that in effect immediately prior to the Change in Control.

     On September 1, 2000, HoustonStreet entered into an employment agreement with Frank W. Getman Jr. (the "Getman/HSE Employment Agreement") pursuant to which Mr. Getman agreed to serve as HoustonStreet's President and Chief Executive Officer through August 31, 2003. Under the Getman/HSE Employ-ment Agreement, Mr. Getman earned $52,923 in salary in 2000, $165,577 in salary in 2001, $199,083 in 2002 and will earn additional salary in future years. Other terms of the Getman/HSE Employment Agreement are substantially similar to the terms of Mr. Getman's employment agreement with BayCorp.

     Key Employee Retention and Incentive Plan. In October 2001, at which time the Seabrook Project auction process actively began and joint owners representing approximately 88% of the ownership formally agreed to participate in the auction that would result in the Company's sale of substantially all of its assets, the Board approved its Compensation Committee's recommendation that the Board adopt a Key Employee Retention and Incentive Plan (the "Retention and Incentive Plan"). The purpose of the Retention and Incentive Plan was to accomplish the sale of the Company's interests in the Seabrook Project, maximize the results to the Company of that sale, and retain key employees through the successful completion of the Seabrook sale and thereafter if desired by the Board. Under the Retention and Incentive Plan, the officers, directors, and key employees received stock options and officers and key employees received other incentives under Retention and Incentive Agreements. Pursuant to such Retention and Incentive Agreements officers and key employees have received cash payments based upon the achievement of particular objectives that created incremental value for the Company and have the ability to receive additional cash payments based on the incremental value created.

     On November 21, 2001, the Company entered into a Retention and Incentive Agreement with Patrycia T. Barnard, the Company's Vice President of Finance and Treasurer. The agreement provides that in the event that Ms. Barnard continues to be an employee of the Company through final liquidation of substantially all of the assets of the Company and the approval of a plan of distribution of the Company's assets net liabilities to its shareholders, the Company will pay to Ms. Barnard bonus compensation in an amount equivalent to one year of Ms. Barnard's salary at the time of any such liquidation and distribution, or approximately $145,000.

     On November 30, 2001, the Company also entered into a Retention and Incentive Agreement with Anthony M. Callendrello, the Company's Chief Operating Officer. The agreement also provides a six-month severance payment (approximately $73,000) to Mr. Callendrello that is payable upon and only upon a final liquidation of substantially all of the assets of the Company and the approval of a plan of distribution of the Company's assets net liabilities to its shareholders. In addition, the agreement establishes goals and financial incentives for achieving certain specific objectives that created incremental value for the Company and addresses constructive termination issues. The agreement provided a $100,000 bonus to Mr. Callendrello upon the closing of the sale of the Company's interests in the Seabrook Project. The Board based the financial incentives on a concept of sharing incremental value created by employees above certain benchmarks set by the Board. The potential incentive payment will be calculated as (i) five percent of the savings from the reduction of certain identified liabilities, and (ii) one percent of the incremental value realized from identified assets, such that Mr. Callendrello will benefit only in the event of demonstrable financial benefit to the Company. None of the incentive payments were to be made unless and until the closing of the Seabrook sale and unless Mr. Callendrello continued as an employee through that date. Total incentive payments of $378,286 were made to Mr. Callendrello in 2002, as a result of $7,565,731 of increased value to the Company.

     On December 5, 2001, the Company entered into a similar Retention and Incentive Agreement with Frank W. Getman Jr., the Company's President and Chief Executive Officer, which established goals and financial incentives for achieving certain specific objectives that created incremental value for the Company. The Board based the financial incentives on a concept of sharing incremental value created by employees above certain benchmarks set by the Board. The potential incentive payment is calculated as a (i) ten percent of the savings from the reduction of certain identified liabilities, and (ii) two percent of the incremental value realized from identified assets, such that Mr. Getman will benefit only in the event of demonstrable financial benefit to the Company. None of the incentive payments were to be made unless and until the closing of the Seabrook sale and unless Mr. Getman continued as an employee through that date. Total incentive payments of $756,573 were made to Mr. Getman in 2002, as a result of $7,565,731 of increased value to the Company. Mr. Getman's agreement does not contain a retention bonus component or any constructive termination provisions.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers. As of December 31, 2002, the Company had three executive officers: its President/Chief Executive Officer, its Chief Operating Officer/ Secretary and its Vice President of Finance. The objectives of the Company's executive compensation program are to establish compensation levels designed to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company so as to enhance stockholder value. Base salary and benefits are intended to adequately reward officers and employees for capable performance within their respective job descriptions, consistent with keeping the Company competitive within the industry and market areas. Stock options granted under the 1996 Plan and the 2001 Non-Statutory Plan are a key component of the executive compensation program and are intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company's executives with the performance of the Company's Common Stock. In addition, the Committee may determine that the executive officers should be rewarded based on the achievement of financial objectives that create incremental value for the Company. The Retention and Incentive Plan and Agreements described immediately above and the Contingent Options discussed in Note 2 to the "Summary Compensation Table" and Note 5 to the "Options/SARs Granted Table" were intended to result in and reward executives' accomplishments of identified objectives that would financially benefit the Company. Under the Retention and Incentive Plan, executive officers do not receive payment unless and until the Company realizes incremental value above benchmarks established by the Board.

     Chief Executive Officer Compensation. The Committee employed the general executive compensation objectives described above in establishing Mr. Getman's base salary, incentive compensation arrangements and option grants in 2002. As described under "Employment Agreements," the Getman Employment Agreement set Mr. Getman's annual base salary of $200,000 as of May 25, 2002. In addition, Mr. Getman earned bonus incentive compensation of $756,573 under his Retention and Incentive Agreement, described under "Employment Agreements," directly based upon his contributions to the Company's increase in value of $7,565,731 due to reductions of certain liabilities and increased incremental value of certain assets primarily related directly or indirectly to the sale of the Company's Seabrook Project assets. Mr. Getman also realized value from the Contingent Options that became exercisable upon the Company's successful completion of the sale of its interests in the Seabrook Project.

     Effect of Section 162(m) on Deductibility. Section 162(m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to its chief executive officer and each of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee periodically reviews the potential consequences of Section 162(m) and may structure the performance-based portion of its executive compensation to comply with certain exemptions to
Section 162(m). However, the Committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions to
Section 162(m). In any event, there can be no assurance that compensation attributable to stock options granted under the 1996 Plan or the 2001 Plan will be exempt from Section 162(m).

                                          COMPENSATION COMMITTEE

                                          Alexander Ellis III
                                          Stanley I. Garnett, II
                                          James S. Gordon
                                          Lawrence M. Robbins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Company's Compensation Committee are Messrs. Ellis, Garnett, Gordon and Robbins. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee meets with the Company's independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee met five times during 2002 to review the Company's unaudited quarterly financial results in accordance with Statement of Accounting Standards No. 71 and to consider other matters including the selection of independent auditors. In addition, the Audit Committee met in February 2003 to review the results of the audit of fiscal year 2002 and to consider other matters.

     The current members of the Audit Committee are Messrs. Ellis, Garnett, Gordon and Robbins. Messrs. Ellis, Garnett and Gordon are independent as that term is defined in Section 121 of the Company Guide of the American Stock Exchange ("AMEX"), where the Company's shares are listed. Under the AMEX independence standards, a director is not considered independent for audit committee purposes if he is employed by the Company or any of its affiliates during the current year or any of the past three years. The AMEX independence standards provide that a stockholder holding 10% or more of the Company's outstanding shares may be deemed an affiliate of the Company. From January 1995 to September 2000, Mr. Robbins was a general partner of Omega Advisors, Inc., where he also served as a portfolio manager. As of March 28, 2003, Omega Advisors, Inc. and its affiliates owned approximately 19.3% of the Company's shares outstanding. As such, until September 2003, Mr. Robbins, who has served as a director and a member of the audit committee since February 1999, may be considered an affiliate of the Company and therefore, would not meet the AMEX standard of independence for audit committee purposes. Nevertheless, the Company's Board of Directors determined that Mr. Robbins' membership on the Audit Committee was in the best interests of the Company and its stockholders because of his financial proficiency from experience as an analyst, portfolio manager, and Certified Public Accountant. As of May 19, 2003, Omega Advisors, Inc. and its affiliates did not own any of the Company's shares outstanding.

     Pursuant to the AMEX listing requirements, the Audit Committee operates under a written charter approved by the Board of Directors. The Audit Committee's current charter was attached as Annex A to the Company's Proxy Statement filed with the Commission on April 3, 2001.

     In fulfilling its oversight responsibilities regarding the Company's financial statements for the year ended December 31, 2002, the Audit Committee reviewed with management the audited financial statements included in the Company's Annual Report. This review included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors their judgments as to the quality, and not just the acceptability, of the Company's accounting principles and other matters required for discussion under Statement of Accounting Standards No. 61.

     The Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1. Further, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors, and the Board approved, that the Company's audited financial statements for the year ended December 31, 2002 be included in the Annual Report on Form 10-K as filed with the

Securities and Exchange Commission. In addition, the Audit Committee selected Vitale, Caturano & Company as the Company's independent public accountants for the Company's 2002 fiscal year.

                                          AUDIT COMMITTEE

                                          Alexander Ellis III
                                          Stanley I. Garnett, II
                                          James S. Gordon
                                          Lawrence M. Robbins

MATTERS RELATING TO THE INDEPENDENT AUDITORS

     Dismissal of Arthur Andersen LLP; Engagement of Deloitte & Touch LLP. As disclosed on the Current Report on Form 8-K/A filed on July 26, 2002, the Company engaged Deloitte & Touche LLP as the Company's independent public accountants for the 2002 fiscal year, and dismissed Arthur Andersen LLP ("Andersen"), which served as the Company's independent public accountants for the 2000 and 2001 fiscal years. The decision to change accountants was recommended by the Company's Audit Committee and approved by the Company's Board of Directors.

     The audit reports issued by Andersen on the consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During each of the years ended December 31, 2001 and 2000, and during the subsequent interim period through July 25, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on the Company's consolidated financial statements for such periods.

     Resignation of Deloitte & Touche LLP; Engagement of Vitale, Caturano & Company. As reported on the Current Report on Form 8-K filed on January 16, 2003, as amended on Form 8-K/A filed on January 17, 2003, on January 9, 2003, Deloitte & Touche LLP ("Deloitte") notified BayCorp Holdings, Ltd. (the "Company") that Deloitte resigned as the Company's independent auditor. Deloitte had been engaged as the Company's independent public accountants since July 25, 2002. On January 14, 2003, the Company engaged Vitale, Caturano & Company ("Vitale") as the Company's independent public accountants to conduct the audit for the Company's 2002 fiscal year and a re-audit for the 2001 and 2000 fiscal years. The reasons for the change in accountants are explained below.

     In September 2002, the Commission notified the Company that it planned to conduct a routine review of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (the "2001 Annual Report") and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. During the review process, the Company received and responded to comments made by Commission staff ("Staff") about those reports. The Commission and the Company agreed to certain adjustments that the Company would make to its 2001 Annual Report in response to Staff's comments. The Company had to then file a Form 10-K/A containing amendments (the "Amendments") to its 2001 Annual Report after the Company's independent auditors completed an audit of the restated financial statements for 2001 and 2000 and issued their opinion that was to be included in the Form 10-K/A.

     On November 15, 2002, the Company announced its intention to commence an issuer tender offer for its own shares (the "Tender Offer") in January 2003. The Company determined that it was in the Company's best interests that the Amendments be filed before the Company commenced the Tender Offer. The Company's goal was to commence the Tender Offer as soon as possible. However, Deloitte informed the Company that because of the significance to the Company of its interest in the Seabrook Project in 2000 and 2001, Deloitte would not be willing to report on an audit of the Company's 2002 financial statements unless the re-audits for 2000 and 2001 were conducted in a manner that placed no reliance on the 2000 and 2001 audit reports on Seabrook's financial statements issued by Arthur Andersen. Moreover, Deloitte indicated that they would be unable to complete their audit of the Company's 2002 financial statements and re-audit of 2001 and 2000 within a time frame that would allow the Company to commence the Tender Offer before March 2003. None of the Commission's comments related to the Company's reporting of Seabrook financial information. A partner at Vitale was the concurring partner at Arthur Andersen for the Seabrook audit for the periods covered by the Amendments. This partner has also been involved with the Company's audits since 1994. Because of that partner's experience with audits of the Company and of Seabrook, Vitale undertook to conduct the re-audits of the Company for 2001 and 2000 in a time frame that would allow the Company to commence the Tender Offer as planned. In addition, the cost to the Company would be substantially reduced based on estimates received from both firms.

     Deloitte's resignation followed the Company's discussion with Deloitte of its intention to dismiss Deloitte as the Company's auditor. The Chairman of the Company's Audit Committee discussed this matter with Deloitte and the Company authorized Deloitte to respond fully to inquiries of Vitale concerning this matter. Deloitte had been engaged by the Company since July 2002 and had not issued a report on any of the Company's financial statements and, therefore, there has been no report containing an adverse opinion or disclaimer of opinion, or a report that was qualified or modified as to uncertainty, audit scope, or accounting principles. There have been no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to Deloitte's satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports on the Company's consolidated financial statements for any period.

     The Company believed that the change in accountants was in the best interests of the Company and its shareholders. The decision to engage Vitale was recommended by the Company's Audit Committee and approved by the Company's Board of Directors.

     Audit Fees. The aggregate fees billed by Vitale for professional services rendered for the reaudit of the Company's consolidated financial statements for the years ended December 31, 2000 and December 31, 2001, for the audit of the Company's consolidated financial statements for the year ended December 31, 2002, and for the reviews of the Company's consolidated financial statements included in its Quarterly Reports on Form 10-Q for that year were $103,000. The aggregate fees billed by Deloitte for professional services rendered in preparation for the audit of the Company's consolidated financial statements for the year ended December 31, 2002 and for the reviews of the Company's consolidated financial statements included in its Quarterly Reports on Form 10-Q for the year ended December 31, 2002 were $56,000.

     Financial Information Systems Design and Implementation Fees. During 2002, Vitale did not perform any services for the Company relating to the design or implementation of the Company's financial information systems.

     All Other Fees. Vitale billed $19,000 in aggregate fees for services rendered in 2002, exclusive of the audit fees described above. The Audit Committee of the Board of Directors considered whether providing these non-audit services was compatible with maintaining Vitale's independence. The Audit Committee determined that Vitale's objectivity in performing the Company's audits were not impaired by the provision of non-audit services by Vitale, particularly in light of the relationship between Vitale's non-audit services and Vitale's annual revenues.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock with the cumulative total return for the S&P 500 Stock Index and the Philadelphia Stock Exchange Utility Index. This graph assumes the investment of $100 on December 31, 1997 in the Company's Common Stock, the S&P 500 Stock Index and UTY Philadelphia Stock Exchange Utility Index and assumes dividends are reinvested. Measurement points are at December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002.

                          COMPARATIVE TOTAL RETURNS(1)
               BAYCORP HOLDINGS, LTD., S&P 500, UTY UTILITY INDEX
                (PERFORMANCE RESULTS THROUGH DECEMBER 31, 2002)

                              [PERFORMANCE GRAPH]

         --------------------------------------------------------------------------------------
                                12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
         --------------------------------------------------------------------------------------
          BayCorp Holdings,
           Ltd.                  100.00      52.79     146.15     100.00     141.78     222.32
          S&P 500                100.00     128.58     155.63     141.46     124.65      67.74
          UTY Index              100.00     111.92      88.97     125.64     105.50      79.38

---------------
(1) Assumes $100 invested at the close of trading on December 31, 1997 in the Common Stock of the Company, the S&P 500, and the UTY Utility Index. Cumulative total return assumes reinvestment of dividends.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Audit Committee has selected the firm of Vitale, Caturano & Company ("Vitale"), independent public accountants, as accountants of the Company for the fiscal year ending December 31, 2003. Although stockholder approval of the Audit Committee's selection of Vitale is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Audit Committee will reconsider its selection of Vitale.

     A representative of Vitale is expected to be present at the Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions from stockholders.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                          TO REDUCE AUTHORIZED SHARES
                                    (ITEM 3)

     On March 24, 2003, the Company concluded an issuer tender offer pursuant to which it purchased 8,673,887 outstanding shares of Common Stock and exercisable options to purchase shares of Common Stock from its shareholders and option holders. Following the tender offer, the Company has 646,874 shares and 36,442 options outstanding. The Company's current authorized capital consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, the terms of which may be set by the Board. The Company's Board of Directors recommends amending the Company's Certificate of Incorporation to reduce the authorized capital to 4,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

     While the Company requires reserves of authorized but unissued shares for potential purposes of raising capital through the sale of such shares, issuing shares in acquisition transactions, and issuing shares upon the exercise of options already granted as well as options to be granted in the future, the current number of authorized but unissued shares far exceeds these anticipated needs and subjects the Company to higher statutory franchise fees. The Company is a Delaware corporation and is required to pay annual franchise fees to the State of Delaware that are based, either solely or in part, upon the number of authorized capital shares. Under the current calculation method, the Company paid approximately $85,000 in annual franchise fees to Delaware for 2002; with the reduction in authorized shares, the Company would likely realize approximately $74,000 in savings per year based upon the 2002 calculation method. The Board of Directors believes that such savings are material in relation to the Company's current capital resources, income, and operations and believes that authorized capital of 4,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, the terms of which may be set by the Board, afford the Company an adequate reserve of authorized but unissued shares for potential use in the foreseeable future. Other than as permitted or required under the Company's existing option plans and outstanding options, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of capital stock for any purposes. Moreover, should the need for additional authorized shares of capital stock arise in the future, the Company would then seek shareholder approval for an appropriate increase. The Board of Directors believes that the need for shareholder approval of a subsequent increase in authorized capital will not as a practical matter impose an undue burden on the Company or materially reduce its flexibility. Regardless of the availability of authorized shares for issuance, under current American Stock Exchange rules, shareholder approval is required for any acquisition in which the Company will issue Common Stock, as consideration in the transaction, that would result in an increase in the outstanding Common Stock of 20% or more, and for any issuance other than in a public offering of Common Stock at a price less than the greater of book or market value that would result in such a 20% increase.

     The Company cannot predict that this type of savings will be realized in the future, as the State of Delaware may change the methods for calculating the franchise fees. Similarly, the Company's assets or shares outstanding may change in such a manner as to reduce or eliminate this savings.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company at its principal office in Portsmouth, New Hampshire no later than February 13, 2004 for inclusion in the proxy statement for that meeting. Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after April 28, 2004 of an intent to present a proposal at the Company's 2004 Annual Meeting (and for any reason the proposal is voted upon at that Annual Meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in the Company's proxy materials.

                                          By Order of the Board of Directors,

                                          FRANK W. GETMAN JR.,
                                          President and Chief Executive Officer

June 12, 2003

     THE MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY.

                             BAYCORP HOLDINGS, LTD.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 2003
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
             COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE TO
                    AMERICAN STOCK TRANSFER & TRUST COMPANY

The undersigned, having received notice of the meeting and management's proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Frank W. Getman Jr. and Anthony M. Callendrello, and each of them, attorney (with full power of substitution) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of BAYCORP HOLDINGS, LTD. (the "Company") to be held at 1 New Hampshire Avenue, Suite 300, Portsmouth, New Hampshire on Thursday, July 10, 2003, at 10:30 a.m., Eastern Time, and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned will be entitled to vote or act upon.

In their discretion, the proxies are authorized to vote upon such other matters as they may properly come before the meeting or any adjournment thereof.

The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. The shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal, this proxy will be voted for such proposal. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                     -----------
                                                                     SEE REVERSE
                                                                            SIDE
                                                                     -----------

                  [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1. To elect the following Directors

                  FOR               WITHHELD
                  [ ]               [ ]

NOMINEES: Anthony M. Callendrello, Alexander Ellis III, Stanley I. Garnett II, Frank W. Getman Jr., James S. Gordon, Thomas C. Leonard, John A. Tillinghast

For, except withheld from the following nominees(s):

----------------------------------------------------------------------------

2. To ratify the selection by the Audit Committee of Vitale, Caturano & Company, PC as the Company's independent auditors for the fiscal year 2003.

                  FOR               AGAINST          ABSTAIN
                  [ ]               [ ]              [ ]

3. To amend the Company's Certificate of Incorporation to reduce the authorized capital stock from 20,000,000 common shares and 5,000,000 preferred shares to 4,000,000 common shares and 1,000,000 preferred shares.

                  FOR               AGAINST          ABSTAIN
                  [ ]               [ ]              [ ]

Mark box at right if you plan to attend the meeting. [ ]

Mark box at right if comments or address change have been noted on the reverse side of this card. [ ]

STOCKHOLDER                                              DATE
            -------------------------------------------      -------------------
CO-HOLDER (IF ANY)
                  --------------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.